# SEC Schedule 13G/A (Amendment No. 2) — Beneficial ownership report by passive or exempt holders of more than 5% of a class (short form)

Issuer: Southern Missouri Bancorp, Inc. (SMBC), CIK 0000916907
CUSIP: 843380106
Title of class of securities: Common Stock
Address of issuer's principal executive offices: 2991 Oak Grove Road, Poplar Bluff, Missouri (MO), 63901
Date of event which requires filing of this statement: 09/30/2024
Filed pursuant to Rule 13d-1(c)
Amends the filing with accession number 0001171520-23-000124
Filed by CIK 0001599170

## Reporting persons
- FJ Capital Management LLC: type of reporting person: investment adviser (IA); citizenship or place of organization: Delaware (DE); member of a group; sole voting power 0; shared voting power 431,687; sole dispositive power 0; shared dispositive power 280,718; aggregate amount beneficially owned 431,687 (3.83% of the class)
  Comment: Relating to items 6 and 9 of this page: Consists of 275,736 shares of common stock of the Issuer held by Financial Opportunity Fund LLC and 1,735 shares of common stock of the Issuer held by Financial Opportunity Long/Short Fund LLC, of which FJ Capital Management LLC is the managing member, 56,681 shares of common stock of the Issuer held by Bridge Equities III, LLC, 12,062 shares of common stock of the Issuer held by Bridge Equities VIII, LLC, 24,993 shares of common stock of the Issuer held by Bridge Equities IX, LLC, 30,140 shares of common stock of the Issuer held by Bridge Equities X, LLC, and 27,093 shares of common stock of the Issuer held by Bridge Equities XI, LLC, of which FJ Capital Management LLC is the sub-investment advisor, and 3,247 shares of common stock of the Issuer held by managed accounts that FJ Capital Management LLC manages; as such, the Reporting Person may be deemed to be a beneficial owner of reported shares but as to which the Reporting Person disclaims beneficial ownership.
  
  Relating to item 8 of this page: Consists of 275,736 shares of common stock of the Issuer held by Financial Opportunity Fund LLC and 1,735 shares of common stock of the Issuer held by Financial Opportunity Long/Short Fund LLC, of which FJ Capital Management LLC is the managing member, and 3,247 shares of common stock of the Issuer held by managed accounts that FJ Capital Management LLC manages; as such, the Reporting Person may be deemed to be a beneficial owner of reported shares but as to which the Reporting Person disclaims beneficial ownership.
- Financial Opportunity Fund LLC: type of reporting person: other (OO); citizenship or place of organization: Delaware (DE); member of a group; sole voting power 0; shared voting power 275,736; sole dispositive power 0; shared dispositive power 275,736; aggregate amount beneficially owned 275,736 (2.44% of the class)
  Comment: Relating to items 6, 8 and 9 of this page: Consists of 275,736 shares of common stock of the Issuer held by Financial Opportunity Fund LLC.
- Financial Opportunity Long/Short Fund LLC: type of reporting person: other (OO); citizenship or place of organization: Delaware (DE); member of a group; sole voting power 0; shared voting power 1,735; sole dispositive power 0; shared dispositive power 1,735; aggregate amount beneficially owned 1,735 (0.02% of the class)
  Comment: Relating to items 6, 8 and 9 of this page: Consists of 1,735 shares of common stock of the Issuer held by Financial Opportunity Long/Short Fund LLC.
- Martin Friedman: type of reporting person: individual (IN); citizenship or place of organization: United States (X1); member of a group; sole voting power 0; shared voting power 431,687; sole dispositive power 0; shared dispositive power 280,718; aggregate amount beneficially owned 431,687 (3.83% of the class)
  Comment: Relating to items 6 and 9 of this page: Consists of 275,736 shares of common stock of the Issuer held by Financial Opportunity Fund LLC and 1,735 shares of common stock of the Issuer held by Financial Opportunity Long/Short Fund LLC, of which FJ Capital Management LLC is the managing member, 56,681 shares of common stock of the Issuer held by Bridge Equities III, LLC, 12,062 shares of common stock of the Issuer held by Bridge Equities VIII, LLC, 24,993 shares of common stock of the Issuer held by Bridge Equities IX, LLC, 30,140 shares of common stock of the Issuer held by Bridge Equities X, LLC, and 27,093 shares of common stock of the Issuer held by Bridge Equities XI, LLC, of which FJ Capital Management LLC is the sub-investment advisor, and 3,247 shares of common stock of the Issuer held by managed accounts that FJ Capital Management LLC manages. Martin Friedman is the Managing Member of FJ Capital Management LLC; as such, Mr. Friedman may be deemed to be a beneficial owner of reported shares but as to which Mr. Friedman disclaims beneficial ownership.
  
  Relating to item 8 of this page: Consists of 275,736 shares of common stock of the Issuer held by Financial Opportunity Fund LLC and 1,735 shares of common stock of the Issuer held by Financial Opportunity Long/Short Fund LLC, of which FJ Capital Management LLC is the managing member, and 3,247 shares of common stock of the Issuer held by managed accounts that FJ Capital Management LLC manages; as such, Mr. Friedman may be deemed to be a beneficial owner of reported shares but as to which Mr. Friedman disclaims beneficial ownership.
- Bridge Equities III, LLC: type of reporting person: other (OO); citizenship or place of organization: Delaware (DE); member of a group; sole voting power 0; shared voting power 56,681; sole dispositive power 0; shared dispositive power 56,681; aggregate amount beneficially owned 56,681 (0.5% of the class)
  Comment: Relating to items 6, 8 and 9 of this page: Consists of 56,681 shares of common stock of the Issuer held by Bridge Equities III, LLC.
- Bridge Equities VIII, LLC: type of reporting person: other (OO); citizenship or place of organization: Delaware (DE); member of a group; sole voting power 0; shared voting power 12,062; sole dispositive power 0; shared dispositive power 12,062; aggregate amount beneficially owned 12,062 (0.11% of the class)
  Comment: Relating to items 6, 8 and 9 of this page: Consists of 12,062 shares of common stock of the Issuer held by Bridge Equities VIII, LLC
- Bridge Equities IX, LLC: type of reporting person: other (OO); citizenship or place of organization: Delaware (DE); member of a group; sole voting power 0; shared voting power 24,993; sole dispositive power 0; shared dispositive power 24,993; aggregate amount beneficially owned 24,993 (0.22% of the class)
  Comment: Relating to items 6, 8 and 9 of this page: Consists of 24,993 shares of common stock of the Issuer held by Bridge Equities IX, LLC
- Bridge Equities X, LLC: type of reporting person: other (OO); citizenship or place of organization: Delaware (DE); member of a group; sole voting power 0; shared voting power 30,140; sole dispositive power 0; shared dispositive power 30,140; aggregate amount beneficially owned 30,140 (0.27% of the class)
  Comment: Relating to items 6, 8 and 9 of this page: Consists of 30,140 shares of common stock of the Issuer held by Bridge Equities X, LLC
- Bridge Equities XI, LLC: type of reporting person: other (OO); citizenship or place of organization: Delaware (DE); member of a group; sole voting power 0; shared voting power 27,093; sole dispositive power 0; shared dispositive power 27,093; aggregate amount beneficially owned 27,093 (0.24% of the class)
  Comment: Relating to items 6, 8 and 9 of this page: Consists of 27,093 shares of common stock of the Issuer held by Bridge Equities XI, LLC
- SunBridge Manager, LLC: type of reporting person: other (OO); citizenship or place of organization: Delaware (DE); member of a group; sole voting power 0; shared voting power 150,969; sole dispositive power 0; shared dispositive power 150,969; aggregate amount beneficially owned 150,969 (1.34% of the class)
  Comment: Relating to items 6, 8 and 9 of this page: Consists of 56,681 shares of common stock of the Issuer held by Bridge Equities III, LLC, 12,062 shares of common stock of the Issuer held by Bridge Equities VIII, LLC, 24,993 shares of common stock of the Issuer held by Bridge Equities IX, LLC, 30,140 shares of common stock of the Issuer held by Bridge Equities X, LLC, and 27,093 shares of common stock of the Issuer held by Bridge Equities XI LLC, of which SunBridge Manager, LLC is the Managing Member; as such, the Reporting Person may be deemed to be a beneficial owner of reported shares.
- SunBridge Holdings, LLC: type of reporting person: other (OO); citizenship or place of organization: Delaware (DE); member of a group; sole voting power 0; shared voting power 150,969; sole dispositive power 0; shared dispositive power 150,969; aggregate amount beneficially owned 150,969 (1.34% of the class)
  Comment: Relating to items 6, 8 and 9 of this page: Consists of 56,681 shares of common stock of the Issuer held by Bridge Equities III, LLC, 12,062 shares of common stock of the Issuer held by Bridge Equities VIII, LLC, 24,993 shares of common stock of the Issuer held by Bridge Equities IX, LLC, 30,140 shares of common stock of the Issuer held by Bridge Equities X, LLC, and 27,093 shares of common stock of the Issuer held by Bridge Equities XI LLC, of which SunBridge Manager, LLC is the Managing Member. SunBridge Holdings, LLC is the Managing Member of SunBridge Manager, LLC; as such, the Reporting Person may be deemed to be a beneficial owner of reported shares but as to which the Reporting Person disclaims beneficial ownership.
- White Oak Legacy, Inc.: type of reporting person: other (OO); citizenship or place of organization: Maryland (MD); member of a group; sole voting power 0; shared voting power 150,969; sole dispositive power 0; shared dispositive power 150,969; aggregate amount beneficially owned 150,969 (1.34% of the class)
  Comment: Relating to items 6, 8 and 9 of this page: Consists of 56,681 shares of common stock of the Issuer held by Bridge Equities III, LLC, 12,062 shares of common stock of the Issuer held by Bridge Equities VIII, LLC, 24,993 shares of common stock of the Issuer held by Bridge Equities IX, LLC, 30,140 shares of common stock of the Issuer held by Bridge Equities X, LLC, and 27,093 shares of common stock of the Issuer held by Bridge Equities XI LLC, of which SunBridge Manager, LLC is the Managing Member. SunBridge Holdings, LLC is the Managing Member of SunBridge Manager, LLC. White Oak Legacy, Inc is the Manager of SunBridge Holdings, LLC; as such, the Reporting Person may be deemed to be a beneficial owner of reported shares but as to which the Reporting Person disclaims beneficial ownership.

## Item 1. Issuer
Name of issuer: Southern Missouri Bancorp, Inc. (SMBC)
Address of issuer's principal executive offices: 2991 Oak Grove Road, Poplar Bluff, MO 63901

## Item 2. Person Filing
Name of person filing:
FJ Capital Management LLC
Financial Opportunity Fund LLC
Financial Opportunity Long/Short Fund LLC
Bridge Equities III, LLC
Bridge Equities VIII, LLC
Bridge Equities IX, LLC
Bridge Equities X, LLC
Bridge Equities XI, LLC
Martin Friedman
SunBridge Manager, LLC
SunBridge Holdings, LLC
White Oak Legacy, Inc
Address of principal business office or, if none, residence:
FJ Capital Management, LLC
7901 Jones Branch Drive, Suite 210
McLean, VA 22102

Financial Opportunity Fund LLC
7901 Jones Branch Drive, Suite 210
McLean, VA 22102

Financial Opportunity Long/Short Fund LLC
7901 Jones Branch Drive, Suite 210
McLean, VA 22102

Martin Friedman
7901 Jones Branch Drive, Suite 210
McLean, VA 22102

Bridge Equities III, LLC
8171 Maple Lawn Blvd, Suite 375
Fulton, MD 20759

Bridge Equities VIII, LLC
8171 Maple Lawn Blvd, Suite 375
Fulton, MD 20759

Bridge Equities IX, LLC
8171 Maple Lawn Blvd, Suite 375
Fulton, MD 20759

Bridge Equities X, LLC
8171 Maple Lawn Blvd, Suite 375
Fulton, MD 20759

Bridge Equities XI, LLC
8171 Maple Lawn Blvd, Suite 375
Fulton, MD 20759

SunBridge Manager, LLC
8171 Maple Lawn Blvd, Suite 375
Fulton, MD 20759

SunBridge Holdings, LLC
8171 Maple Lawn Blvd, Suite 375
Fulton, MD 20759

White Oak Legacy, Inc
8171 Maple Lawn Blvd, Suite 375
Fulton, MD 20759
Citizenship:
Financial Opportunity Fund LLC, Financial Opportunity Long/Short Fund LLC, Bridge Equities III, LLC, Bridge Equities VIII, LLC, Bridge Equities IX, LLC, Bridge Equities X, LLC, Bridge Equities XI, LLC, FJ Capital Management LLC, SunBridge Manager, LLC, and SunBridge Holdings, LLC - Delaware limited liability companies
Martin Friedman - United States citizen
White Oak Legacy, Inc - Maryland corporation

## Item 3. If this statement is filed pursuant to Rules 13d-1(b) or 13d-2(b) or (c), type of person filing
Not applicable.

## Item 4. Ownership
Amount beneficially owned:
FJ Capital Management LLC - 431,687 shares
Financial Opportunity Fund LLC - 275,736 shares
Financial Opportunity Long/Short Fund LLC - 1,735 shares
Martin Friedman - 431,687 shares
Bridge Equities III, LLC - 56,681shares
Bridge Equities VIII, LLC - 12,062 shares
Bridge Equities IX, LLC - 24,993 shares
Bridge Equities X, LLC - 30,140 shares
Bridge Equities XI, LLC - 27,093 shares
SunBridge Manager, LLC - 150,969 shares
SunBridge Holdings, LLC - 150,969 shares
White Oak Legacy, Inc - 150,969 shares
Percent of class:
FJ Capital Management LLC - 3.83%
Financial Opportunity Fund LLC - 2.44%
Financial Opportunity Long/Short Fund LLC - 0.02%
Martin Friedman - 3.83%
Bridge Equities III, LLC - 0.50%
Bridge Equities VIII, LLC - 0.11%
Bridge Equities IX, LLC - 0.22%
Bridge Equities X, LLC - 0.27%
Bridge Equities XI, LLC - 0.24%
SunBridge Manager, LLC - 1.34%
SunBridge Holdings, LLC - 1.34%
White Oak Legacy, Inc - 1.34%
Sole power to vote or to direct the vote: 0
Shared power to vote or to direct the vote:
FJ Capital Management LLC - 431,687 shares
Financial Opportunity Fund LLC - 275,736 shares
Financial Opportunity Long/Short Fund LLC - 1,735 shares
Martin Friedman - 431,687 shares
Bridge Equities III, LLC - 56,681shares
Bridge Equities VIII, LLC - 12,062 shares
Bridge Equities IX, LLC - 24,993 shares
Bridge Equities X, LLC - 30,140 shares
Bridge Equities XI, LLC - 27,093 shares
SunBridge Manager, LLC - 150,969 shares
SunBridge Holdings, LLC - 150,969 shares
White Oak Legacy, Inc - 150,969 shares
Sole power to dispose or to direct the disposition: 0
Shared power to dispose or to direct the disposition:
FJ Capital Management LLC - 280,718 shares
Financial Opportunity Fund LLC - 275,736 shares
Financial Opportunity Long/Short Fund LLC - 1,735 shares
Martin Friedman - 280,718 shares
Bridge Equities III, LLC - 56,681shares
Bridge Equities VIII, LLC - 12,062 shares
Bridge Equities IX, LLC - 24,993 shares
Bridge Equities X, LLC - 30,140 shares
Bridge Equities XI, LLC - 27,093 shares
SunBridge Manager, LLC - 150,969 shares
SunBridge Holdings, LLC - 150,969 shares
White Oak Legacy, Inc - 150,969 shares

## Item 5. Ownership of 5 Percent or Less of a Class
This statement reports that the reporting person has ceased to be the beneficial owner of more than 5 percent of the class: yes

## Item 6. Ownership of More than 5 Percent on Behalf of Another Person
Not applicable.

## Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person
Not applicable.

## Item 8. Identification and Classification of Members of the Group
Not applicable.

## Item 9. Notice of Dissolution of Group
Not applicable.

## Item 10. Certifications
Certification: By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect, other than activities solely in connection with a nomination under ?? 240.14a-11.

## Signatures
- FJ Capital Management LLC: Martin Friedman, Managing Member (10/29/2024)
- Financial Opportunity Fund LLC: FJ Capital Management LLC, Managing Member (10/29/2024)
- Financial Opportunity Fund LLC: Martin Friedman, Managing Member (10/29/2024)
- Financial Opportunity Long/Short Fund LLC: FJ Capital Management LLC, Managing Member (10/29/2024)
- Financial Opportunity Long/Short Fund LLC: Martin Friedman, Managing Member (10/29/2024)
- Martin Friedman: Martin Friedman, Individual (10/29/2024)
- Bridge Equities III, LLC: SunBridge Manager, LLC, Managing Member (11/07/2024)
- Bridge Equities III, LLC: David J. Korotkin, Vice President (11/07/2024)
- Bridge Equities VIII, LLC: SunBridge Manager, LLC, Managing Member (11/07/2024)
- Bridge Equities VIII, LLC: David J. Korotkin, Vice President (11/07/2024)
- Bridge Equities IX, LLC: SunBridge Manager, LLC, Managing Member (11/07/2024)
- Bridge Equities IX, LLC: David J. Korotkin, Vice President (11/07/2024)
- Bridge Equities X, LLC: SunBridge Manager, LLC, Managing Member (11/07/2024)
- Bridge Equities X, LLC: David J. Korotkin, Vice President (11/07/2024)
- Bridge Equities XI, LLC: SunBridge Manager, LLC, Managing Member (11/07/2024)
- Bridge Equities XI, LLC: David J. Korotkin, Vice President (11/07/2024)
- SunBridge Manager, LLC: SunBridge Holdings, LLC, Managing Member (11/07/2024)
- SunBridge Manager, LLC: David J. Korotkin, Vice President (11/07/2024)
- SunBridge Holdings, LLC: White Oak Legacy, Inc., Manager (11/07/2024)
- SunBridge Holdings, LLC: David J. Korotkin, Vice President (11/07/2024)
- White Oak Legacy, Inc.: David J. Korotkin, Vice President (11/07/2024)